Exhibit 5.1

April 9, 2020 Avangrid, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

Ladies and Gentlemen:

We have acted as New York counsel to Avangrid, Inc., a New York corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-231251) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2019, a Prospectus, dated May 6, 2019, forming a part of the Registration Statement (the “Base Prospectus”) and a Prospectus Supplement, dated April 7, 2020, relating to the issuance of $750,000,000 in aggregate principal amount of the Company’s 3.200% Notes due 2025 (the “Securities”), filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Securities will be issued pursuant to an Indenture (the “Base Indenture”), dated November 21, 2017, between the Company, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture thereto, dated April 9, 2020 (the “Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). In connection with the issuance of the Securities, the Company and BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and MUFG Securities Americas Inc., as representatives of the several Underwriters named in the Underwriting Agreement, acting severally and not jointly (the “Underwriters”), entered into an Underwriting Agreement, dated April 7, 2020 (the “Underwriting Agreement”).

As counsel to the Company, we have reviewed the originals, or copies identified to our satisfaction of (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Securities, (v) the Underwriting Agreement and (vi) such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company and such other documents, records and papers, as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of the originals of the documents submitted to us, the conformity to authentic originals of any documents submitted to us as copies and the truthfulness, completeness and correctness of all factual representations and statements contained in all documents. We have relied, as to matters of fact, upon (and assume the accuracy of) certificates of public officials and officers of the Company. We have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Securities and Exchange Commission

April 9, 2020

Based on the foregoing and upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, and subject to the qualifications, assumptions and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed herein, it is our opinion that the Securities, when duly authenticated by the Trustee pursuant to the Indenture and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York.

In making our examination of documents executed by parties other than the Company, we have assumed (a) that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder, (b) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof in accordance with their respective terms and (c) that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We do not undertake to update this opinion letter for, or to advise you of, any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ White & Case LLP

JRV/JYC/CL

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